UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): April 24, 2014

CLEAN COAL TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-50053	26-1079442
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS employer ID number)

295 Madison Avenue (12th Floor), New York, NY	10017
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (646) 710-3549

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information regarding an amendment to the articles of incorporation provided below in Item 8.01 is incorporated herein by this reference.

Item 8.01 Other Events.

Clean Coal Technologies, Inc. (the "Company") announced today that its Board of Directors (the "Board") has determined to implement a 1-for-35 reverse stock split of the Company's common stock and a change in the authorized capital.  The Company's shareholders approved the reverse stock split and change in capitalization, and granted the Board the authority to determine the exact split ratio and proceed with the reverse stock split and change in capitalization at the Company's annual meeting of shareholders held on May 8, 2013.

The reverse stock split will take effect as of 8am Eastern on Friday, April 25, 2014. A new CUSIP number, 18450P 200, has been assigned to the Company's common stock when the reverse stock split becomes effective. The Company’s stock symbol will be CCTCD for 20 days and then the “D” will drop off. In conjunction with the reverse stock split, the Company has filed an amendment to its articles of incorporation changing the authorized common stock to 45,000,000 shares from 975,000,000. The par value of $0.00001 is unchanged. The amendment to the articles is filed as an exhibit to this Report.

When the reverse stock split becomes effective, every 35 shares of the Company's issued and outstanding common stock will be automatically combined into one issued and outstanding share of common stock without any change in the par value per share.  This will reduce the number of outstanding shares of the Company's common stock from approximately 920,816,641 shares to approximately 26,309,046 shares.

No fractional shares will be issued in connection with the reverse split of the issued and outstanding common stock. Any fractional shares will be rounded up to the next whole share. Shareholders do not need to take any further action or exchange certificates representing shares. The Company's transfer agent, Worldwide Stock Transfer, LLC, will automatically adjust any pre-split certificates into the correct post-reverse split number of shares whenever such certificates are submitted for transfer.

Item 9.01 Financial Statements and Exhibits

EX 3.1 – Amendment to Articles of Incorporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 24, 2014

CLEAN COAL TECHNOLOGIES, INC.

/s/  Aiden Neary
Aiden Neary, Chief Financial Officer